EXHIBIT 1.2

REEF SECURITIES, INC.

1901 N. Central Expressway, Suite 400

Richardson, Texas 75080

Form of

SOLICITING DEALER AGREEMENT

Pursuant to Dealer Manager Agreement

                    , 2012

Re: REEF 2012 – 2013 DRILLING FUND, L.P.

Ladies and Gentlemen:

We have entered into a Dealer Manager Agreement, dated                         , 2012 (the “Dealer Manager Agreement”) with Reef Oil & Gas Partners, L.P., a Nevada limited partnership (“Reef “), the proposed Managing General Partner of Reef 2012 — 2013 Drilling Fund, L.P., a Texas limited partnership, (the “Partnership”), under which we have agreed to use our best efforts to place with qualified investors pre-formation partnership interests in the Partnership (“Units”). Reef and the Partnership are offering up to $225,000,000 of Units consisting of 2,250 Units at a price of $100,000 per Unit (the “Offering”), with fractional Units available as described in the Partnership’s Prospectus, as supplemented from time to time (the “Prospectus”), a copy of which has been furnished to you.

In connection with the performance of our obligations under the Dealer Manager Agreement, we are authorized to engage you as a soliciting dealer for the offer and sale of Units, and to pay you all or a portion of our commissions and fees for Units sold by you, all as is more fully set forth herein. In further consideration of your participation in the offering and sale of the Units, and as an inducement to you to become a soliciting dealer, Reef, by its execution of this Soliciting Dealer Agreement, agrees to extend to you certain of the benefits provided to us in the Dealer Manager Agreement, and to indemnify you against certain civil liabilities under the Securities Act of 1933, as amended (the “Act”). Unless the context otherwise requires, all of the capitalized terms used herein shall have the meaning given to such terms in the Dealer Manager Agreement or in the Prospectus. You are hereby invited to become a soliciting dealer and, as such, to use your best efforts to procure purchasers of Units in accordance with the terms and provisions of this Soliciting Dealer Agreement.

1.             REPRESENTATIONS AND WARRANTIES OF REEF.

Reef and we hereby jointly and severally represent and warrant to you and agree that:

(a)           Representations and Warranties. Each of the representations and warranties of Reef and/or us set forth in the Dealer Manager Agreement are, and will at all times during the term of the Offering be, true and correct and during the term of the Offering, Reef and we will comply with each covenant and agreement made by us in the Dealer Manager Agreement and this Soliciting Dealer Agreement.

(b)           The Partnership. The Partnership is duly organized and validly existing and in good standing under the laws of the State of Texas, with full power and authority to conduct the business in which it will be engaged, as described in the Prospectus.

(c)           The Units. The Units, when issued, will be duly and validly issued and will conform to the description thereof contained in the Prospectus; such Units are not subject to the preemptive rights of any Unit holder of the Partnership; and all action required to be taken for the authorization, issue and sale of such Units has been validly and sufficiently taken.

(d)           Investment Company Act. The Partnership does not intend to conduct its business so as to be an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulation thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(e)           Authorization of Agreement. Each of the Dealer Manager Agreement and this Soliciting Dealer Agreement has been duly and validly authorized, executed and delivered by each of the parties thereto (other than you), and constitutes the valid agreement of each of such parties (other than you) enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws and principals of equity. The execution and delivery of each of the Dealer Manager Agreement and this Soliciting Dealer Agreement, the consummation of the transactions herein and therein contemplated and the compliance with the terms hereof and thereof by Reef and us do not and will not conflict with or constitute a default under the organizational documents of such entities, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which Reef or we are a party as of this date, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Reef and us, or any of our respective property; and no consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of the Dealer Manager Agreement or this Soliciting Dealer Agreement by any of Reef or us, or for the consummation of the transactions contemplated hereby and thereby.

(f)            Materials Provided. To the knowledge of Reef, all materials provided by Reef or any of its affiliates to you, including materials provided to you in connection with your due diligence investigation relating to the Offering, were materially accurate as of the date provided.

(g)           Supplemental Sales Materials. Any and all supplemental sales materials prepared by Reef, any of its affiliates and us for use with potential investors in connection with the Offering, when used in conjunction with the Prospectus, will not at the time provided for use, include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time any event occurs as a result of which such supplemental sales materials when used in conjunction with the Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, Reef will promptly notify you thereof. You agree to terminate any use of such supplemental sales materials after being informed as provided in the previous sentence.

(h)           Compliance with the Act. The Registration Statement has been prepared and filed by Reef in conformity with the Act and the applicable instructions and regulations thereto (“Regulations”). The Commission has not issued any order preventing or suspending the use of any prospectus or preliminary prospectus filed with the Registration Statement or any amendments thereto. At the time the Registration Statement becomes or became effective and at the time that any post-effective amendment thereto becomes effective and at all times subsequent thereto up to the final termination of the Offering, the Registration Statement and Prospectus (as amended or as supplemented) will contain all statements which are required to be stated therein in accordance with the Act and the Regulations and will in all respects conform to the requirements of the Act and the Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.             OFFERING AND SALE OF UNITS.

(a)           On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, we hereby appoint you as a soliciting dealer during the Offering Periods to offer to potential investors in the Partnership, in accordance with the terms of the Prospectus, up to 2,250 Units, and you agree to use your best efforts as soliciting dealer to offer and sell such number of Units to potential investors at the price and in accordance with the terms stated in the Prospectus.

(b)           All sales of Units will be conditioned upon acceptance by Reef of the Subscription Agreement of each subscriber for Units duly executed by each such subscriber and accompanied by payment of the purchase price for the Units subscribed for by each such subscriber. Reef shall have the right, in its sole discretion, to reject the subscription of any potential purchaser of Units.

(c)           The offering of Units by you will be made to potential investors solely in the states in which you are registered to sell and listed in Exhibit A to this Soliciting Dealer Agreement.

(d)           The Units will be offered and sold by you only to persons who warrant or represent that they or their beneficiaries meet the financial suitability requirements set forth in the Prospectus and such other conditions as may be required by the states in which the Units are offered or sold.

(e)           Subject to the terms and conditions herein set forth, we agree that we shall pay to you, in cash, commissions and reimbursement of selling expenses equal to an aggregate     % (which amount shall in no event exceed 8%, and of which selling expenses shall not exceed         % of such 8%) of the Partnership Subscriptions of subscribers whose Subscriptions were obtained by you in your capacity as soliciting dealer pursuant to this Soliciting Dealer Agreement, such commissions and selling expenses to be paid within three (3) business days of the dates upon which commissions are paid to us pursuant to the Dealer Manager Agreement. Prior to the time the Partnership has been funded, Reef may advance funds from its working capital exclusively to us for payment of sales commissions on Units of that Partnership, other than those purchased by Reef or its affiliates, for which funds have been accepted and cleared. Should Reef fail to receive and accept Subscriptions aggregating at least $1,000,000 (the “Minimum Offering”) for the Partnership by the Termination Date for such Partnership, then such commission advance must be returned to Reef promptly.

(f)            Pursuant to the terms of the Prospectus, you may, in your sole discretion, waive any or all of the commissions payable to you by us with respect to sales of Units in the Offering made to any of your respective officers, directors, employees or registered representatives. Any Units so purchased will be held for investment and not for resale.

(g)           Other than as described in Section 2(e) of this Soliciting Dealer Agreement, you understand and agree that no commissions, fees or other compensation shall be payable to us or to you if Reef has not achieved the Minimum Offering for the Partnership by the Termination Date for such Partnership.

3.             SUBSCRIPTION PAYMENTS.

(a)           Payments received by us or you for Subscriptions shall be made payable to “Wilmington Trust, National Association, as Escrow Agent for Reef 2012 – 2013 Drilling Fund, L.P.”

(b)           You shall transfer all such funds to us by noon of the next business day after their receipt by you so that we may transfer them to the Escrow Agent by noon of the next business day after their receipt by us for deposit in escrow in accordance with the Prospectus. In the event that the Minimum Offering is not achieved on or before the Termination Date for the Partnership, all funds held in the Escrow Account shall, within 10 days after the Termination Date for the Partnership, be returned directly to the respective subscribers, together with a pro rata share of any interest earned thereon. In the event the Minimum Offering is achieved on or before the Termination Date, all funds held in the Escrow Account attributable to subscribers whose Subscriptions for the Partnership are rejected by Reef, together with any interest earned thereon, shall, within 10 days after such Minimum Offering is achieved, be returned to such subscribers.

4.             SUITABILITY.

(a)           As a soliciting dealer, you are aware of the suitability standards, set forth in the Prospectus, that an offeree must meet and represent. As such, you will make reasonable inquiry to assure that there is compliance with such standards. You will maintain records demonstrating such compliance for at least six years from the date of sale of the Units.

(b)           In recommending the purchase of Units in the Partnership, you shall:

(i)            Have reasonable grounds to believe, on the basis of information obtained from the offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or any associated person, that:

(A)          the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus;

(B)          the offeree has a fair market net worth sufficient to sustain the risks inherent in the Partnership, including loss of investment and lack of liquidity;

(C)          the Partnership is otherwise suitable for the offeree; and

(ii)           Maintain in your file documents disclosing the basis upon which the determination of suitability was reached as to each offeree.

(c)           Notwithstanding the provisions of subsection (b) above, you shall not execute any sale of Units of in the Partnership in any discretionary account without prior written approval of the transaction by the offeree.

(d)           Prior to executing a purchase transaction of Units of the Partnership, you shall inform the offeree of all the pertinent facts relating to the liquidity and marketability of the Units during the term of the Partnership.

5.             DISCLOSURE.

(a)           Prior to participating in the offering, you shall have reasonable grounds to believe, based on information made available to you by Reef through a prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the Partnership.

(b)           In determining the adequacy of disclosed facts pursuant to subsection (a) hereof, you may obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Partnership:

(i)            items of compensation;

(ii)           physical properties;

(iii)          tax aspects;

(iv)          financial stability and experience of Reef;

(v)           the Partnership’s conflicts and risk factors; and

(vi)          appraisals and other pertinent reports.

(c)           For the purpose of subsections (a) or (b) hereof, you may rely upon the results of an inquiry conducted by another member or members of Financial Industry Regulatory Authority (the “FINRA”), provided that:

(i)            the member or persons associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;

(ii)           the results of the inquiry were provided to you with the consent of the member or members conducting or directing the inquiry; and

(iii)          no member that participated in the inquiry is a sponsor of the Partnership or an affiliate of such sponsor.

6.             COVENANTS AND UNDERTAKINGS OF THE SOLICITING DEALER.

You hereby agree:

(a)           To undertake reasonable efforts to see that each prospective investor:

(i)            meets any minimum income or net worth standard required in any state as set forth in the Prospectus and can reasonably benefit from his, her or its investment in the Units, based on such prospective investor’s investment objective and portfolio structure;

(ii)           is able to bear the economic risk of an investment in the Units based upon such prospective investor’s overall financial situation; and

(iii)          has an apparent understanding of:

(A)          the fundamental risks of an investment in Units;

(B)          the risk of loss of his, her or its entire investment;

(C)          the lack of liquidity of the Units;

(D)          the restrictions on transfer of the Units;

(E)           our background and qualifications;

(F)           the tax consequences associated with an investment in limited partner interests or additional general partner interests; and

(G)          the unlimited liability associated with an investment in additional general partner interests.

(b)           To offer the Units for sale and to sell the Units solely on the basis of the information furnished to prospective investors in the Prospectus or additional information authorized in writing by Reef. If you prepare any materials or presentations supplementary to the Prospectus, you assume complete responsibility for such materials and presentations and agree to deliver no written information other than the Prospectus to any potential subscriber unless authorized to do so in writing by Reef;

(c)           To obtain written evidence sufficient to permit you and Reef to reasonably determine that a subscriber purporting to qualify is, in fact, so qualified;

(d)           Prior to obtaining a Subscription from any potential subscriber, to obtain evidence satisfactory to you and Reef that each subscriber meets the financial suitability requirements established in the Prospectus;

(e)           Not to commence the offer or sale of Units in any State until you have received advice from Reef or its counsel that the Units may be offered and/or sold in such state; and

(f)            To furnish to Reef or its designee at Reef’s request during each Offering Period, and in any event within five (5) days after the Termination Date, the Subscription Agreement (or a true copy thereof) of subscribers solicited by you to permit Reef or its designee to review such Subscription Agreement and to evaluate the qualifications of such subscribers as potential Partners.

(g)           You expressly represent and undertake that you will fully comply with Sections 8, 24, 25 and 36 of the Rules of Fair Practice of the FINRA.

7.             CLOSING CONDITIONS.

Your obligation to deliver Subscription Agreements to Reef for acceptance by it is subject to the satisfaction on or before each Closing Date of the conditions set forth in Section 9 of the Dealer Manager Agreement. If any condition to your obligations hereunder shall not have been fulfilled when it is required by this Soliciting Dealer Agreement to be fulfilled, you may waive any such condition which has not been fulfilled, extend the time for its fulfillment or terminate this Soliciting Dealer Agreement. In the event that you elect to terminate this Soliciting Dealer Agreement, all Subscription Agreements, Subscription funds held, checks and other documents and instruments delivered to you for the purchase of the Units shall be returned to the subscribers together with their pro rata share of any interest earned on Subscription funds, accompanied by a notice from you of the cancellation and termination of the offering of the Units.

8.             INDEMNIFICATION.

(a)           Subject to the conditions set forth below, we, along with Reef (collectively, the “Reef Parties”), agree to indemnify and hold harmless you, each of your officers, directors and employees and each person, if any, who controls you within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating, preparing for, defending against or settling an litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon:

(i)            any alleged untrue statement of a material fact contained in the Prospectus as from time to time amended or supplemented or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Reef with respect to you, by you or on your behalf expressly for use in the Prospectus or any amendment or supplement thereof; and

(ii)           the failure or alleged failure of the Reef Parties to comply with requirements of federal and state securities law.

If any action is brought against you or any such officer, director, employee or controlling person in respect of which indemnity may be sought against the Reef Parties pursuant to the foregoing paragraph, you or such officer, director, employee or controlling person shall promptly notify the Reef Parties in writing of the institution of such action and the Reef Parties shall assume the defense of such action, including the employment of counsel (reasonably satisfactory to you or such officer, director, employee or controlling person) and payment of expenses. You or any such officer, director, employee or controlling person shall have the right to employ personal counsel in any such case, but the fees and expenses of such counsel shall be at the expense of you or such officer, director, employee or controlling person unless the employment of such counsel shall have been authorized in writing on behalf of the Reef Parties in connection with the defense of such action or the Reef Parties shall not have employed such counsel to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Reef Parties (in which case the Reef Parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the reasonable fees and expenses of not more than one additional counsel for you and such officers, directors, employees and controlling person (which firm shall be designated in writing by you) shall be borne by the Reef Parties. Anything in this paragraph to the contrary notwithstanding, the Reef Parties shall not be liable for any settlement of any such claim or action effected without their written consent, which shall not be withheld unreasonably. The indemnity agreement contained in this Section 8(a) and the warranties and representations contained in this Soliciting Dealer Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of you or any such officer, director, employee or controlling person, and shall survive any termination of this Soliciting Dealer Agreement. You agree promptly to notify the Reef Parties of the assertion of any claim or of the commencement of any litigation or proceedings against you or the Reef Parties or the Partnership in connection with the issuance and sale of the Units or in connection with the Prospectus.

(b)           You agree to indemnify and hold harmless, the Reef Parties, the Partnership and each of the officers and directors of the Reef Parties and each other person, if any, who controls the Reef Parties or the Partnership within the meaning of Section 15 of the Act to the same extent as the foregoing indemnity from the Reef Parties to you but only with respect to:

(i)            the statements or omissions, if any, made in the Prospectus or any amendment or supplement thereof in reliance upon, and in conformity with, written information furnished with respect to you, by you or on your behalf expressly for use in such Prospectus or any amendment or supplement thereof; and

(ii)           the failure or alleged failure of you to comply with the requirements of federal or state securities law. In case any action shall be commenced based on such Prospectus or amendment or supplement thereof and in respect of which indemnity may be sought against you, you shall have the rights and duties given to the Reef Parties and each other person so indemnified shall have the rights and duties given to you by the provisions of the second paragraph of Section 8(a) above. The indemnity agreements contained in this Section 8(b) shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified herein, and shall survive any termination of this Soliciting Dealer Agreement. The Reef Parties agree promptly to notify you of the assertion of any claim, or of the commencement of any litigation or proceeding against Reef or the Partnership or any officer or director of Reef or any person who controls the Partnership within the meaning of Section 15 of the Act, in connection with the issuance and sale of the Units or in connection with the Prospectus.

9.             PRIVACY.

(a)           Customer Information. “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. “Customer Information” includes, by way of example and not limitation, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

(b)           Usage. Both you and we understand and acknowledge that each of us may be considered a financial institution subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”) and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. Both you and we agree that we are both prohibited from using the Customer Information received from the other party other than (1) as required by law, regulation or rule or (2) to carry out the purposes for which one party discloses Customer Information to the other party under the Subscription Agreement, including use under an exception permitted by Privacy Laws in the ordinary course of business to carry out the purposes of such Subscription Agreement.

(c)           Nondisclosure. Subject to the provisions of Section 9(b) above, none of you, we or Reef will disclose the Customer Information to any other person without prior permission from the other party.

(d)           Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of Customer Information in their control that are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

10.          ANTI-MONEY LAUNDERING COMPLIANCE PROGRAMS.

Our acceptance of this Soliciting Dealer Agreement constitutes a representation to you that we have established and implemented an anti-money laundering compliance program in accordance with FINRA Rule 3011 and Section 352 of the Money Laundering Abatement Act reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of this security.

11.          INFORMATION AND REPORTS.

Subject to privacy laws and the applicable privacy policies of the Partnership and us, you shall be provided access to information and the books and records of the Partnership as if you were a holder of Units, and the Partnership shall provide you with copies of all the forms of all communications provided to holders of Units on or before the date such communication is provided to such holders.

12.          CONFIDENTIALITY AND NON-SOLICITATION.

To the extent you provide us, the Partnership, or any of our affiliates any confidential information relating to you, including information marked “Confidential,” and any lists of your registered representatives, the recipient of such information shall, subject to the use of such information for the purposes provided, use all precautions necessary to preserve the confidentiality of such information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information and (b) informing its personnel of this confidentiality obligation. Notwithstanding the foregoing, there shall be no confidentiality obligations with regards to any information which was (1) previously known to the recipient, other than through its relationship with you, without a confidentiality restriction on the use of such information, (2) independently developed by the recipient as established by written evidence, (3) rightfully acquired by the recipient from a third party with full legal right to disclose such information, (4) approved for disclosure by you, (5) part of the public domain through no breach of this Soliciting Dealer Agreement or (6) required by law to be disclosed. Neither the Partnership nor we nor any of our respective affiliates shall provide any information or the identity of any of such investors to any persons except in accordance with our privacy policies or those of the Partnership or as required by law or the terms of the organizational documents of the Partnership.

13.          REPRESENTATIONS AND AGREEMENT TO SURVIVE.

Except as the context otherwise requires, all representations, warranties and agreements contained in this Soliciting Dealer Agreement shall remain operative and in full force and effect and shall survive the Closing Dates.

14.          EFFECTIVE DATE, TERM AND TERMINATION OF THIS SOLICITING DEALER AGREEMENT.

(a)           This Soliciting Dealer Agreement shall become effective on the Effective Date. We, you or Reef may elect to prevent this Soliciting Dealer Agreement from becoming effective without liability of any party to any other party, except as provided in subsection (c) of this Section 14, by giving notice of such election to the other parties hereto before the time this Soliciting Dealer Agreement otherwise would become effective.

(b)           You shall have the right to terminate this Soliciting Dealer Agreement at any time during each Offering Period if any representations or warranties hereunder shall be found to have been incorrect or misleading or if Reef shall fail, refuse or be unable to perform any of its agreements hereunder or to fulfill any condition of your obligations hereunder of if the Prospectus shall have been amended or supplemented despite your objection to such amendment or supplement; or

(i)            if all trading on the New York Stock Exchange or the American Stock Exchange (in this Section collectively called the “Exchange”) shall have been suspended, or minimum or maximum prices for trading generally shall have been required on the Exchange by Exchange or by order of the Securities and Exchange Commission or any other governmental authority having jurisdiction;

(ii)           if a banking moratorium has been declared by a state or federal authority; or

(iii)          if Reef or its properties shall have sustained a material or substantial loss by fire, flood, accident, earthquake or other calamity or malicious act which, whether or not said loss shall have been insured, will in your opinion make it inadvisable to proceed with the offering and sale of the Units; or if there shall have been such change in the condition or prospects of the Partnership or Reef or in the levels of the prime interest rate or long-term mortgage rate or in the condition of securities markets generally as in your judgment would make it inadvisable to proceed with the offering and sale of the Units.

(c)           If for any reason this Soliciting Dealer Agreement shall not become effective or the offering hereunder is terminated, Reef shall not have any liability to you except for such liabilities, if any, as may exist or thereafter arise under Section 8 hereof.

15.          NOTICES.

(a)           All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you shall be mailed, delivered or telegraphed and confirmed to you at the address on the signature page of this Soliciting Dealer Agreement; if sent to us or Reef and/or the Partnership shall be mailed, delivered, telegraphed and confirmed to us or Reef and/or the Partnership at 1901 N. Central Expressway, Suite 400, Richardson, Texas 75080.

(b)           Notice shall be deemed to be given by you to us or Reef or the Partnership or by us, Reef or the Partnership to you as of the third business day after the same is mailed or telegraphed as provided in Section 15(a) above.

16.          PARTIES.

This Soliciting Dealer Agreement shall inure solely to the benefit of and shall be binding upon you, us and, to the extent provided herein, Reef and the respective successors and assigns of such parties. Nothing expressed or mentioned in this Soliciting Dealer Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the controlling persons, officers, directors and employees, any legal or equitable right, remedy or claim under or in respect of this Soliciting Dealer Agreement or any provision herein contained; this Soliciting Dealer Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and said controlling persons and said officers, and directors and employees, and for the benefit of no other person or corporation. No purchaser of any of the Units from you or us shall be construed a successor or assign by reason merely of such purchase.

17.          CONSTRUCTION.

This Soliciting Dealer Agreement shall be construed in accordance with the laws of the State of Texas.

18.          ARBITRATION.

Any dispute or controversy arising out of or relating to this Soliciting Dealer Agreement, the breach of this Soliciting Dealer Agreement, the interpretation of this Soliciting Dealer Agreement, or the sale of the Units shall be settled by arbitration in accordance with the rules of the FINRA. In the event that arbitration is not possible before the FINRA, arbitration shall be conducted in accordance with the Securities Arbitration Rules of the American Arbitration Association. Any judgment upon an award rendered in arbitration may be entered in any court having jurisdiction thereof.

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours, REEF SECURITIES, INC.
By:
Name:
Title:
Address: 1901 N. Central Expressway Suite 400 Richardson, Texas 75080

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN.

[Name of Soliciting Dealer]

By:
Name:
Title:

Address:

Reef Oil & Gas Partners, L.P. hereby agrees to be bound by the terms and provisions contained in this Soliciting Dealer Agreement which are applicable to it, including the indemnification provisions of Section 8.

REEF OIL & GAS PARTNERS, L.P.

By:	REEF OIL & GAS PARTNERS, GP, LLC, its general partner
By:
Name:
Title: